CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-152099 on Form S-8, of our report dated March 28, 2012, relating to the consolidated balance sheets of Nord Resources Corporation and Subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) for each of the two years in the period ended December 31, 2011, included in the 2011 Annual Report on Form 10-K of Nord Resources Corporation and Subsidiary.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Denver, Colorado
March 28, 2012